Exhibit 99.1

NEWS

PURE Bioscience Reports Third Quarter Results
Conference Call to be Scheduled at Later Date

SAN DIEGO (June 13, 2012) – PURE Bioscience, Inc. (NASDAQ: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for its third fiscal quarter ended April 30, 2012.

Revenue for the quarter was $207,000, compared with revenue of $128,000 for the same quarter of the prior year.  The net loss for the quarter was $1.8 million, or $0.04 per share, compared with a net loss of $1.8 million, or $0.05 per share, in the third quarter last year.

Revenue for the nine months ended April 30, 2012 was $685,000, compared with revenue of $220,000 for the nine months ended April 30, 2011. The net loss for the nine months ended April 30, 2012 was $6.4 million, or $0.15 per share, compared with a net loss of $6.3 million, or $0.17 per share, for the nine months ended April 30, 2011.

As of April 30, 2012, the Company had cash and cash equivalents of approximately $289,000.

Michael L. Krall, President and CEO of PURE Bioscience, stated, “During the quarter we continued to make significant headway with the technical sales cycle required to elicit a change from entrenched competitor products to our PURE products.  This process often includes additional or confirmatory testing, introductory trials and intense education and guidance.  In addition, the long evaluation process is generally followed by a complex approval process. We believe we strengthened the market position of PURE Hard Surface disinfectant and food contact surface sanitizer by adding the PURE Multi-Purpose Cleaner Concentrate and PURE Floor Cleaner Concentrate to create the PURE Complete Cleaning, Sanitizing and Disinfecting System.  We are pleased to now offer a comprehensive, cost-effective and user-friendly product line to end-users, janitorial service providers and their distributors.”

Krall continued, “Also during the quarter, we secured AHI as a strategic customer in the facilities services market.  AHI provides integrated facilities services in seven states for commercial, institutional, food processing, technology, retail, educational and medical clients, including several Fortune 500 companies into which AHI has implemented PURE’s products.

“In addition, we partnered with Intercon Chemical Company for distribution of the PURE Complete System in conjunction with Intercon’s Clearly Better Solutions product line.  Intercon plans to introduce PURE’s products into its established network of more than 200 distributors that service approximately 250,000 end-use customers.  Subsequent to quarter end, we signed five additional distributors and have already received opening orders.

“After taking back direct control of our sales and market process for the past months, we are just now nearing the point at which we expected to be in late 2010: our sales team has developed a comprehensive and accelerated awareness and educational strategy and is executing it through multiple channels.  Our programs are now beginning to convert to meaningful sales, and we look forward to a bright future for PURE.  I look forward to discussing our progress and other important developments in a conference call later this month,” concluded Krall.

Conference Call
The Company expects to host a conference call and webcast at a later date in June 2012 to review the quarter and nine-month results and to discuss recent developments concerning financing, business operations and corporate governance.  A news release announcing the conference call/webcast and providing all access details will be issued approximately one week prior to the event.

About PURE Bioscience, Inc.
PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA). PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety.  Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds.  As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area).  Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project,” "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s cash position and liquidity requirements, the Company’s failure to implement or otherwise achieve the benefits of its strategic initiatives, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

PURE Bioscience Investor Contact:
Don Markley, Senior Vice President
LHA
(310) 691-7100
dmarkley@lhai.com